Exhibit 99.1

General Moly, Inc. — NYSE AMEX and TSX: GMO

1726 Cole Blvd., Suite 115

Lakewood, CO 80401

Phone: (303) 928-8599

Fax: (303) 928-8598

GENERAL MOLY ANNOUNCES SECOND QUARTER RESULTS

LAKEWOOD, COLORADO — July 30, 2010, General Moly (NYSE Amex and TSX: GMO) announced its unaudited financial results for the second quarter ended June 30, 2010.  Net loss for the three month period ended June 30, 2010 was approximately $3.2 million ($0.04 per share), compared to a loss of $2.8 million ($0.04 per share) for the year ago period.  Net loss for the six month period ended June 30, 2010 was approximately $6.0 million ($0.08 per share), compared to a loss of $5.8 million ($0.08 per share) for the year ago period.

Consolidated cash balance at the end of the second quarter was approximately $23 million compared to approximately $25 million at the end of the first quarter and approximately $49 million at the end of 2009.  During the second quarter, cash use of approximately $12 million was the result of $9 million in development and milling equipment deposit costs and approximately $3 million in General and Administrative costs, offset by $10 million in proceeds from the first tranche of the Hanlong Bridge Loan.  The company anticipates receiving $40 million before the end of the year from the closing of the first Tranche of Hanlong equity financing.

The Company anticipates spending approximately $4 million on previously-contracted long-lead milling equipment and associated freight and tax payments through the rest of the year, in addition to ongoing administrative costs of approximately $3 million per quarter.  Financial information is included at the end of this release.

FINANCING UPDATE

Hanlong and the Company continue to work toward achievement of Tranche 1 Conditions.  The Company received overwhelming support from stockholders at the Company’s Annual General Meeting and is continuing to progress toward publication of the Draft EIS.  Hanlong, along with support from General Moly, is continuing work toward receiving the Chinese Government approvals for the investment. On July 29, Hanlong received the third and final signature required for Sichuan Provincial National Development and Reform Commission (NDRC) approval and Hanlong has advanced the approval to NDRC’s Beijing headquarters.  Once the national NDRC approves the transaction, Hanlong will pursue approvals from the Ministry of Commerce and the State Administration for Foreign Exchange (SAFE).

Under the terms of the agreement, Hanlong is required to obtain government approvals for the investment within three months of stockholder approval, or August 13, 2010.  Based on discussions with Hanlong, it was determined that it is highly unlikely that all of the Chinese Government approvals will be fully obtained by this deadline.  Therefore, on July 30, the Company executed an amendment to the Hanlong agreement extending the deadline for obtaining government approvals by two months to October 13, 2010.  In consideration for the extension, the amendment also extends the Company’s deadlines for publishing its Draft Environmental Impact Statement (DEIS) and receiving its Record of Decision (ROD) by two months, to February 28, 2011 and November 30, 2011, respectively, although the Company currently does not anticipate utilizing the additional time permitted for the publication of the DEIS or receipt of the ROD.

Bruce D. Hansen, Chief Executive Officer, said, “Both Hanlong and General Moly remain committed to our long-term significant relationship and closing this transaction.  We do not anticipate the delay in receiving Chinese government approval to impact the overall Mt. Hope project development timeline as permitting continues to be on the critical path to Mt. Hope’s development.”

PERMITTING UPDATE

The Company’s hydrology studies were contingently approved by the Bureau of Land Management (BLM) in late June and a formal letter from the BLM accepting the studies as complete was received in late July.  A Preliminary Draft Environmental Impact Statement (PDEIS) is planned to be completed and provided to Cooperating Agencies in the first half of August.  These Agencies will then have 25 business days to review and provide comments on the PDEIS to the BLM, which will incorporate those comments into a Draft EIS (DEIS).  The Company currently expects the DEIS to be published later this year.  Following publication of the DEIS, the public will be allowed to review and comment on the DEIS and a Final EIS will be drafted prior to the issuance of the Record of Decision (ROD), which the Company anticipates receiving by mid-2011.

In June 2010, the Company filed change applications with the State Engineer’s office requesting permits to withdraw water at well locations matching those incorporated in the Company’s final hydrology models now approved by the BLM.  These change applications are required by law to go through a publication and protest period, which will close August 23, 2010.  The State Engineer will then set a hearing date in the latter part of this year.  The Company remains confident that it will be granted required water permits for the Mt. Hope project in sufficient time to maintain the Company’s current project development timeline.  The Company is also continuing work with the Commissioners of Eureka County and the growers in Diamond Valley to find a solution to their opposition of the Company’s water applications.  The Company’s scientific studies continue to indicate that Mt. Hope’s water pumping in Kobeh Valley will have virtually no impact to water in Diamond Valley.

ENGINEERING AND EQUIPMENT PROCUREMENT UPDATE

The Company will restart engineering efforts, which had been paused in March 2009 to conserve cash, following the publication of the Draft EIS.  Equipment procurement efforts, which had also been paused, will resume later in the year or early next year.  Although the Company has secured orders for most of the long-lead milling equipment, firm orders for much of the mobile mine fleet still must be placed.

MOLYBDENUM MARKET UPDATE

Over the second quarter of 2010, according to Platts Metals Week, spot molybdenum prices peaked at $17.92 per pound in mid-April and traded lower toward $15 per pound by the end of June.  More recently, prices have continued to trend lower and are currently approximately $14 per pound.  Reports from a variety of sources indicate that inventory levels of the metal are low, but both consumers and intermediaries are reluctant to purchase and rebuild inventories given the lack of consensus around global economic growth levels.

China remains a net importer of moly through May, importing approximately 6.25 million net pounds year-to-date.  Low levels of raw moly exports from China continue to force Korean and Japanese steel producers to source moly from the West.

Additional information on the Company’s second quarter 2010 results will be available in General Moly’s 2010 Form 10-Q, which will be filed with the Securities and Exchange Commission and posted on the Company’s website.

GENERAL MOLY, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS
(Unaudited - In thousands except per share amounts)

	June 30, 2010	December 31, 2009

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$22,895	$48,614
Deposits, prepaid expenses and other current assets	183	179
Total Current Assets	23,078	48,793
Mining properties, land and water rights	106,977	101,190
Deposits on project property, plant and equipment	67,400	42,648
Restricted cash held for electricity transmission	12,286	12,286
Restricted cash held for reclamation bonds	1,133	1,133
Non-mining property and equipment, net	452	553
Other assets	2,994	2,994
TOTAL ASSETS	$214,320	$209,597
LIABILITIES, CONTINGENTLY REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$2,952	$3,799
Current portion of long term debt	144	163
Total Current Liabilities	3,096	3,962
Provision for post closure reclamation and remediation costs	561	586
Deferred gain	200	100
Long term debt, net of current portion	10,239	268
Total Liabilities	14,096	4,916

COMMITMENTS AND CONTINGENCIES

CONTINGENTLY REDEEMABLE NONCONTROLLING INTEREST	99,761	99,761

EQUITY
Common stock, $0.001 par value; 200,000,000 shares authorized, 72,567,538 and 72,437,538 shares issued and outstanding, respectively	73	72
Additional paid-in capital	188,878	187,290
Accumulated deficit before exploration stage	(213)	(213)
Accumulated deficit during exploration and development stage	(88,275)	(82,229)
Total Equity	100,463	104,920
TOTAL LIABILITIES, CONTINGENTLY REDEEMABLE NONCONTROLLING INTEREST AND EQUITY	$214,320	$209,597

GENERAL MOLY, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited - In thousands, except per share amounts)

					January 1, 2002
					(Inception of
	Three Months Ended		Six Months Ended		Exploration
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009	Stage) to June 30, 2010

REVENUES	$—	$—	$—	$—	$—
OPERATING EXPENSES:
Exploration and evaluation	180	166	308	364	37,818
General and administrative expense	2,985	2,724	5,703	5,637	54,689
TOTAL OPERATING EXPENSES	3,165	2,890	6,011	6,001	92,507
LOSS FROM OPERATIONS	(3,165)	(2,890)	(6,011)	(6,001)	(92,507)
OTHER INCOME
Interest and dividend income	5	—	6	8	3,969
Interest expense	(41)	—	(41)	—	(41)
Other income	—	—	—	—	65
TOTAL OTHER INCOME	(36)	—	(35)	8	3,993
LOSS BEFORE TAXES	(3,201)	(2,890)	(6,046)	(5,993)	(88,514)
Income Taxes	—	—	—	—	—
NET LOSS	$(3,201)	$(2,890)	$(6,046)	$(5,993)	$(88,514)
Less: Net loss attributable to contingently redeemable noncontrolling interest	—	136	—	239	239
NET LOSS ATTRIBUTABLE TO GENERAL MOLY, INC.	$(3,201)	$(2,754)	$(6,046)	$(5,754)	$(88,275)
Basic and diluted net loss attributable to General Moly per share of common stock	$(0.04)	$(0.04)	$(0.08)	$(0.08)
Weighted average number of shares outstanding — basic and diluted	72,568	72,104	72,557	72,034

GENERAL MOLY, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - In thousands)

			January 1, 2002
			(Inception of
			Exploration
	Six Months Ended		Stage) to
	June 30, 2010	June 30, 2009	June 30, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(6,046)	$(5,993)	$(88,514)
Adjustments to reconcile net loss to net cash used by operating activities:
Services and expenses paid with common stock	—	—	1,990
Repricing of warrants	585	—	585
Forfeitures of deposits on property and equipment	—	378	378
Depreciation and amortization	184	173	1,081
Interest expense	41	—	41
Equity compensation for employees and directors	604	257	14,062
(Increase) decrease in deposits, prepaid expenses and other	(4)	5	(91)
Decrease (increase) in restricted cash held for electricity transmission	—	259	(12,286)
(Decrease) increase in accounts payable and accrued liabilities	(975)	346	2,390
(Decrease) increase in post closure reclamation and remediation costs	(25)	(145)	352
Net cash used by operating activities	(5,636)	(4,720)	(80,012)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for the purchase of equipment	—	—	(1,424)
Purchase of securities	—	—	(137)
Purchase and development of mining properties, land and water rights	(5,819)	(16,312)	(100,452)
Deposits on property, plant and equipment	(24,331)	(1,346)	(67,357)
Proceeds from option to purchase agreement	100	100	200
Increase in restricted cash held for reclamation bonds	—	—	(642)
Cash provided by sale of marketable securities	—	—	246
Net cash used by investing activities	(30,050)	(17,558)	(169,566)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of stock, net of issuance costs	56	63	165,260
Proceeds from debt	10,000	—	10,000
Cash proceeds from POS-Minerals Corporation	—	—	100,000
Cash paid to POS-Minerals Corporation for purchase price adjustment	—	—	(2,994)
Decrease in restricted cash — Eureka Moly, LLC	—	13,784	—
Net increase (decrease) in leased assets	(89)	(63)	161
Net cash provided by financing activities	9,967	13,784	272,427
Net (decrease) increase in cash and cash equivalents	(25,719)	(8,494)	22,849
Cash and cash equivalents, beginning of period	48,614	78,462	46
Cash and cash equivalents, end of period	$22,895	$69,968	$22,895

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Equity compensation capitalized as development	$472	$358	$5,551
Restricted cash held for reclamation bond acquired in an acquisition	—	—	491
Post closure reclamation and remediation costs and accounts payable assumed in an acquisition	—	—	263
Common stock and warrants issued for property and equipment	—	—	1,586

* * * *

General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE Amex (formerly the American Stock Exchange) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project that is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information – General Moly:

Investors – Seth Foreman	(303) 928-8591	sforeman@generalmoly.com
Business Development – Greg McClain	(303) 928-8601	gmcclain@generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections.  Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company.  These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to obtain required permits to commence production and its ability to raise required financing, adverse governmental regulation and judicial outcomes.  The closing of the Hanlong transaction and obtaining bank financing are subject to a number of conditions precedent that may not be fulfilled.  For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC.  The Company undertakes no obligation to update forward-looking statements.